EXHIBIT 99.1

AMBASSADORS INTERNATIONAL, INC. SETS NEW DIVIDEND POLICY AND
DECLARES DATE FOR INITIAL QUARTERLY DIVIDEND

Newport Beach, CA, September 2, 2003 – Ambassadors International, Inc. (Nasdaq:AMIE) (the “Company”), a leading travel services group, announced today that its Board of Directors has authorized a new dividend policy paying common shareholders $0.40 per share annually, distributable at $0.10 per share on a quarterly basis. The Company’s Board also declared an initial quarterly dividend payment of $0.10 per share, which will be paid on October 2, 2003 to all common shareholders of record on September 17, 2003. The Company and its Board of Directors note that they intend to continually review the dividend policy to ensure compliance with capital requirements, regulatory limitations, the Company’s financial position and other conditions which may affect the Company’s desire or ability to pay dividends in the future.

John Ueberroth, Chief Executive Officer of the Company, stated “we’re delighted that we can provide our investors with the benefits of our high cash value in light of the new tax laws, and return value to our shareholders”.

About the Company:

Ambassadors International, Inc. develops, markets and manages meetings and incentive programs for a nationwide roster of corporate clients that utilize incentive travel, merchandise award programs and corporate meeting management services. The Company provides comprehensive hotel reservation, registration, and travel services for meetings, conventions, expositions and trade shows. The Company also develops, markets and distributes event portfolio management solutions for corporations and large associations. The Company has offices in Spokane, WA, Newport Beach, CA, San Diego, CA, San Francisco, CA, Atlanta, GA, Chicago, IL and Alexandria, VA.

Forward-Looking Statements:

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for the variances between quarter-to-quarter results. Forward looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in the future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release, and could involve risks including overall conditions in the travel services markets and general economic conditions. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Company’s Form 10-K for the year ended December 31, 2002 and other documents filed periodically with the Securities and Exchange Commission.

For further information, please contact: Tim Fogarty of Ambassadors International, Inc., +1-949-759-5900.